Exhibit 99.(a)(1)(ix)

BGH GP Holdings, LLC
c/o ArcLight Capital Partners, LLC	Telephone: (617) 531-6316
200 Clarendon Street, 55th Floor
Boston, MA 02117

FOR IMMEDIATE RELEASE

Contact:

Heidi Milne

(617) 531-6304

BGH G.P. HOLDINGS, LLC INCREASES ITS CASH TENDER OFFER PRICE FOR COMMON UNITS OF BUCKEYE G.P. HOLDINGS L.P. TO $17.50 PER UNIT

Boston, MA, November 17, 2008—BGH GP Holdings, LLC today announced that it is amending the terms of its cash tender offer for all of the outstanding common units of Buckeye GP Holdings L.P. (NYSE: BGH) (the “Partnership”) not owned by it by increasing the offer price to $17.50 per common unit in cash.

The revised offer price is an increase of $0.50 per unit from BGH GP Holdings’ prior offer of $17.00 per unit and represents a premium of approximately 22.5% above the closing price of the Partnership’s common units on October 21, 2008, the date on which BGH GP Holdings announced its intention to make a tender offer for the Partnership’s common units, and approximately 24.8% above the average closing price over the 30 days prior to that date.  The aggregate consideration payable under the offer for the public stake is approximately $188 million.

The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Friday, December 5, 2008, unless extended.

Other than this increase in the offer price, the terms and conditions of the offer have not changed.  They are set forth in the Tender Offer Statement on Schedule TO and the exhibits thereto, including the Offer to Purchase (the “Offer Documentation”), which were filed with the Securities and Exchange Commission (the “SEC”) on November 5, 2008, and will be amended to reflect this increase in the offer price.

The Offer Documentation was mailed to the Partnership’s common unitholders by Innisfree M&A Incorporated.  Requests for the Offer Documentation may be directed to Innisfree M&A Incorporated at (212) 750-5833 or (888) 750-5834 (toll free), or in writing at 501 Madison Avenue, 20th Floor, New York, NY, 10022, U.S.A.  The Partnership’s common unitholders may also obtain a free copy of these documents at the SEC’s website, www.sec.gov.

NOTICE TO BUCKEYE GP HOLDINGS L.P. COMMON UNITHOLDERS

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.  The solicitation and the offer to buy the Partnership’s common units will be made only pursuant to the Offer to Purchase and related materials that BGH GP Holdings filed with the SEC on November 5, 2008, as such materials will be amended in a filing by BGH GP Holdings with the SEC and as such documents may be further supplemented and amended.  The Partnership’s common unitholders and other interested parties are urged to read BGH GP Holdings’ tender offer statement and other relevant documents filed with the SEC carefully because they contain important information, including the terms and conditions of the offer.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements about the expected effects, timing and completion of the proposed transaction and all other statements in this release other than historical facts, constitute forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. The statements are based upon BGH GP Holdings’ current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements, including, among other things, whether the conditions to the tender offer will be satisfied, general economic factors, business and capital market conditions, general industry trends, changes in tax law requirements and government regulation. There can be no assurances that any transaction will be consummated. BGH GP Holdings disclaims any obligation to update or revise the information in this news release based on new information or otherwise, unless otherwise required by law.